                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                        AMERICAN COIN MERCHANDISING, INC.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:


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2.   Aggregate number of securities to which transaction applies:


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3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:


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

                       AMERICAN COIN MERCHANDISING, INC.
                              5660 CENTRAL AVENUE
                               BOULDER, CO 80301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 2001

To the Stockholders of
  American Coin Merchandising, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Coin Merchandising, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 8, 2001 at 2:00 p.m. local time at the principal offices of the Company located at 5660 Central Avenue, Boulder, Colorado 80301, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 20, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            /s/ W. JOHN CASH
                                            W. John Cash
                                            Secretary

Boulder, Colorado
April 6, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF, YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                       AMERICAN COIN MERCHANDISING, INC.
                              5660 CENTRAL AVENUE
                               BOULDER, CO 80301

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 8, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of American Coin Merchandising, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 8, 2001, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the principal offices of the Company located at 5660 Central Avenue, Boulder, Colorado 80301. The Company intends to mail this proxy statement and accompanying proxy on or about April 6, 2001 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 20, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 20, 2001 the Company had outstanding and entitled to vote 6,513,919 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5660 Central Avenue, Boulder, CO 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company not later than December 7, 2001 in order to be included in the proxy statement and proxy relating to that Annual Meeting. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is December 7, 2001.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are six nominees for the seven Board positions presently authorized in the Company's By-laws. There is one vacancy on the Board. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                      PRINCIPAL OCCUPATION/
NAME                                    AGE       POSITION HELD WITH THE COMPANY
----                                    ---       ------------------------------
John A. Sullivan(1)(2)................  46    Director of Research and Investments,
                                                Relational Investors, LLC, Chairman
                                                of the Board of Directors
Randall J. Fagundo....................  41    President, Chief Executive Officer and
                                                Director
Richard D. Jones......................  59    President, T.R. Baron & Associates,
                                              Inc. and Director
J. Gregory Theisen....................  55    Vice President, Lorac, Inc. and
                                              Director
Bruce W. Krysiak(1)(2)................  50    Chairman, EDABB, Inc. and Executive
                                                Partner, Arena Capital Partners, LLC
                                                and Director
Richard P. Bermingham(1)(2)...........  61    Chairman, Bermingham Investment
                                              Company and Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     John A. Sullivan has served as Chairman of the Board since April 1999 and a director since October 1995. Mr. Sullivan has been employed by Relational Investors, LLC, an investment management firm, since March 1998 and has been the Director of Research and Investments since December of 1998. Mr. Sullivan was employed by Batchelder & Partners, Inc., an investment advisory and consulting firm, from May 1996 to February 1998. Mr. Sullivan also served as a Senior Vice President of The Seidler Companies Incorporated, the underwriter of the Company's initial public offering, from August 1993 to April 1996.

     Randall J. Fagundo, a co-founder of the Company, has served as President and Chief Executive Officer since June 1999 and served as Senior Vice President and Chief Operating Officer from January 1999 to June 1999. Mr. Fagundo served as Secretary from May 1991 to June 1999 and as a director since August 1988. Mr. Fagundo served as Vice President of Operations from May 1991 to January 1999.

     Richard D. Jones, a co-founder of the Company, has served as a director since August 1988 and served as Chairman of the Board from August 1988 to July 1995 and as President of the Company from August 1988 to

April 1991. Mr. Jones has served as President of T.R. Baron & Associates, Inc., a marketing and consulting business, since May 1975.

     J. Gregory Theisen, a co-founder of the Company, has served as a director since August 1988. Mr. Theisen has served as a Vice President of Lorac, Inc., an investment consulting company, since December 1989. Mr. Theisen served as Vice President of the Company from August 1988 to December 1993.

     Bruce W. Krysiak, has served as a director since June 1999. Mr. Krysiak has served as Chairman of EDABB, Inc., an investment firm, for ten years and Executive Partner with Arena Capital Partners, LLC, an investment holding company, since October 1999. From April 1998 to March 1999, Mr. Krysiak served as the President, Chief Operating Officer and a director of Toys "R" Us, Inc., (NYSE:TOY), a toy retailing company. From January 1997 until April 1998, Mr. Krysiak served as the President and Chief Operating Officer of Dollar General Corporation, (NYSE:DG), a large retail merchandise company, and from April 1995 until May 1996 he served as Chief Operating Officer of the Circle K Corporation, a convenience store operator.

     Richard P. Bermingham, has served as Chairman of Bermingham Investment Company since July 1997. From July 1994 to July 1997, he served as Vice Chairman of American Golf Corporation, a golf course management company. Mr. Bermingham also serves on the Board of California Beach Restaurants, Inc. (OTCBB:CBHR), an owner and operator of restaurants.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2000, the Board of Directors held five meetings. Each director attended at least 75% of the total number of Board meetings and meetings of Board Committees on which the director served during the time they served on the Board or such committees. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee is comprised of Messrs. Bermingham, Krysiak and Sullivan. The Audit Committee held three meetings during 2000. The functions performed by the Audit Committee include recommending to the Board of Directors independent auditors to serve the Company for the ensuing year, reviewing with the independent auditors and management, the scope and results of the audit, assuring that the independent auditors act independently, reviewing and approving any substantial change in the Company's accounting policies and practices, reviewing with management and the independent auditors the adequacy of the Company's system of internal control and reviewing the Company's annual report. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Board of Directors has adopted a written Audit Committee Charter that is attached hereto as Appendix A.

     The Compensation Committee is comprised of Messrs. Krysiak, Bermingham and Sullivan. The Compensation Committee held four meetings during 2000. The functions performed by the Compensation Committee include reviewing and approving management's recommendations as to executive compensation and reviewing, approving and administering the Company's executive compensation and stock option plans.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since December 31, 1993. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     Audit Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by KPMG LLP for the audit of the Company's financial statements for such fiscal year and for the reviews of the Company's interim financial statements was $79,500.

     All Other Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by KPMG LLP for professional services other than audit fees were $67,300.

     The Audit Committee has determined the rendering of all other non-audit services by KPMG LLP is compatible with maintaining the auditor's independence.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 20, 2001 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the officers named in the executive compensation table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each of the persons listed in the table is c/o American Coin Merchandising, Inc., 5660 Central Avenue, Boulder, Colorado 80301.

                                                              NUMBER OF SHARES     PERCENT
                                                                BENEFICIALLY     BENEFICIALLY
NAME OF BENEFICIAL OWNER                                          OWNED(1)         OWNED(1)
------------------------                                      ----------------   ------------
Merrill Lynch Asset Management Group(2).....................       579,700           8.90%
  800 Scudders Mill Road
  Plainsboro, NJ 08536
Reed Conner & Birdwell Inc(3)...............................       575,830           8.84
  11111 Santa Monica Boulevard
  Los Angeles, CA 90025
Richard D. and Melinda K. Jones(4)..........................       566,823           8.68
J. Gregory Theisen(5).......................................       528,623           8.10
Jerome M. Lapin.............................................       465,932           7.15
  3019 S. Lakeridge Trail
  Boulder, CO 80302
Randall J. Fagundo(6).......................................       464,091           6.96
Newcastle Partners, L.P(7)..................................       462,800           7.10
  200 Crescent Court
  Dallas, TX 75201
Dimensional Fund Advisors Inc.(8)...........................       341,000           5.23
  601 Union Street
  Seattle, WA 98101
W. John Cash(9).............................................       101,985           1.54
Bruce W. Krysiak(10)........................................        96,500           1.47
John A. Sullivan(11)........................................        93,000           1.41
Richard P. Bermingham(12)...................................        68,500           1.05
Robert A. Kaslon(13)........................................         9,440              *
All directors and executive officers as a group (8
  persons)(4)-(6) and
  (9)-(13)..................................................     1,928,962          27.81%

---------------

  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Percentage of beneficial ownership is based on 6,513,919 shares of Common Stock outstanding as of March 20, 2001, as adjusted as required by the rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 20, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities, but not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Merrill Lynch & Co., Inc. ("ML&Co."), Mercury H&W Small Cap Fund and Merrill Lynch Investment Managers ("MLIM") have together filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 579,700 shares owned. ML&Co. is a parent holding company. MLIM is an operating division of ML&Co. consisting of ML&Co.'s indirectly owned asset management subsidiaries, including Fund Asset Management, L..P. and Merrill Lynch Investment Managers, L.P. MLIM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, which acts as investment adviser to various investment companies registered under
     Section 8 of the Investment Company Act of 1940. The investment advisers that comprise MLIM exercise voting and investment power over portfolio securities independently from other direct and indirect subsidiaries of ML&Co. and may therefore be deemed the beneficial owner of such securities.

 (3) Reed Conner & Birdwell has filed a Schedule 13D pursuant to which they report sole or shared voting and dispositive power over 575,830 shares. Reed Conner & Birdwell is a registered investment adviser under the Investment Advisors Act of 1940 and may be deemed to be the beneficial owner of the securities by virtue of its acting as investment advisor to one or more institutions and individuals.

 (4) Includes (i) 15,000 shares held by the Jones Family Charitable Trust Number 1, (ii) 293,080 shares held by Mrs. Jones' Revocable Living Trust, (iii) 55,664 shares held by T.R. Baron and Associates, Inc. Profit Sharing Pension Plan 1/1/98, of which Mr. Jones is the Trustee, and (iv) options to purchase 15,000 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of March 20, 2001.

 (5) Includes (i) 12,464 shares held by Colorado Coin Company Defined Benefit Keogh Plan of which Mr. Theisen is the Trustee, and (ii) options to purchase 15,000 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of March 20, 2001.

 (6) Includes options to purchase 150,000 shares of Common Stock exercisable within 60 days of March 20, 2001.

 (7) Newcastle Partners, L.P. is a Texas limited partnership, has filed a
     Schedule 13D pursuant to which they report sole or shared voting and dispositive power over 462,800 shares.

 (8) Dimensional Fund Advisors Inc. ("Dimensional") has filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 341,000 shares. Dimensional is an investment advisor registered under
     Section 203 of the Investment Advisors act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities. Dimensional disclaims beneficial ownership of such securities.

 (9) Includes options to purchase 100,000 shares of Common Stock exercisable within 60 days of March 20, 2001.

(10) Includes 11,100 shares held by his son and options to purchase 28,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of March 20, 2001.

(11) Includes options to purchase 75,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of March 20, 2001.

(12) Includes options to purchase 28,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of March 20, 2001.

(13) Includes options to purchase 9,300 shares of Common Stock exercisable within 60 days of March 20, 2001.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for Bruce
W. Krysiak who failed to file a timely Form 4 related to 5,250 shares of Common Stock purchased by his son.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers of the Company as of March 20, 2001:

NAME                                    AGE       POSITION HELD WITH THE COMPANY
----                                    ---       ------------------------------
Randall J. Fagundo....................  41    President, Chief Executive Officer and
                                                Director
W. John Cash..........................  53    Senior Vice President, Chief Financial
                                                Officer, Treasurer and Secretary
Robert A. Kaslon......................  36    Senior Vice President of Merchandising

     See "Proposal 1 -- Election of Directors" for Mr. Fagundo's biography.

     W. John Cash has served as Senior Vice President since January 1999, Secretary since June 1999 and Chief Financial Officer since July 1995. Prior to joining the Company he was Vice President and Chief Financial Officer of Kasler Holding Company, a diversified construction company, from May 1991 to March 1995. From July 1984 to April 1991, Mr. Cash served as a partner of KPMG LLP.

     Robert A. Kaslon has served as a Senior Vice President since May 1999. Mr. Kaslon served as Vice President of Operations from May 1997 to May 1999. From May 1994 to May 1997 Mr. Kaslon served as Director of Operations and Franchisee Relations.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives $8,000 of annual cash compensation, an initial grant of 15,000 shares of Common Stock upon election to the Board of Directors and an annual grant of options for 7,500 shares of Common Stock for service as a director each year after the first year of election. All non-employee directors also receive reimbursement for their reasonable out-of-pocket expenses related to attendance at Board meetings. In the fiscal year ended December 31, 2000, the total compensation paid to non-employee directors was $40,000.

     Each non-employee director of the Company is eligible to receive stock option grants under the 1995 Non-Employee Director Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     During 2000, the Company granted 99,500 options to non-employee directors of the Company. As of March 20, 2001, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its two other most highly compensated executive officers for the year ended December 31, 2000 (the "Named Executive Officers"):

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                     ANNUAL           AWARDS
                                                  COMPENSATION     ------------
                                                ----------------    SECURITIES
                                                SALARY    BONUS     UNDERLYING        ALL OTHER
NAME OF PRINCIPAL POSITION               YEAR   ($)(1)    ($)(2)     OPTIONS      COMPENSATION $(3)
--------------------------               ----   -------   ------   ------------   -----------------
Randall J. Fagundo.....................  2000   230,733       --     125,000            7,236
  President and Chief Executive          1999   138,533       --     150,000            9,977
  Officer                                1998   134,002   16,664          --           14,411
W. John Cash...........................  2000   145,222       --      50,000            6,979
  Senior Vice President, Chief           1999   138,533       --          --            7,045
  Financial Officer, Treasurer and       1998   134,002   16,664          --           12,791
  Secretary
Robert A. Kaslon.......................  2000    90,000   21,039       5,000            6,708
  Senior Vice President of               1999    90,000       --          --            8,050
  Merchandising                          1998    76,292    4,774          --            9,050

---------------

(1) Includes amounts deferred pursuant to Section 401(k) and 125 of the Internal Revenue Code of 1986, as amended.

(2) Represents bonus earned and paid during 2000 and 1998 bonuses that were earned in 1997 but not determinable nor paid until 1998.

(3) Includes value of Company provided automobile, health insurance premiums paid by the Company and funds contributed by the Company as matching contributions to the Named Executive Officers' 401(k) Plan account.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The Company grants options to its executive officers under its Amended and Restated Stock Option Plan (the "Option Plan"). As of March 20, 2001, options to purchase a total of 846,292 shares were outstanding under the Plans and options to purchase 553,708 shares remained available for grant thereunder.

     The following table shows for the fiscal year ended December 31, 2000 certain information regarding options granted to each of the Named Executive
Officers:

                                    NUMBER OF       % OF TOTAL
                                    SECURITIES        OPTIONS
                                    UNDERLYING      GRANTED TO       EXERCISE OR                 GRANT DATE
                                     OPTIONS       EMPLOYEES IN      BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                GRANTED(#)    FISCAL 2000(1)      ($/SHARE)       DATE      ($/SHARE)(2)
----                                ----------   -----------------   -----------   ----------   -------------
Randall J. Fagundo................   125,000           41.64            2.63        11/20/10        2.14
W. John Cash......................    50,000           16.66            2.63        11/20/10        2.14
Robert A. Kaslon..................     5,000            1.67            2.63        11/20/10        2.14

---------------

(1) Based upon 300,175 options to purchase shares of Common Stock granted in fiscal 2000.

(2) The per share value is based on a Black-Scholes option pricing model. The calculation included the following assumptions: estimated volatility of 86% (based on historical stock prices); risk-free interest rate of 5.7% (based on returns available through U.S. Treasury bonds); no dividend yield; and an expected life of 6 years. Option values are dependent on general market conditions and the performance of the Common Stock. There can be no assurance that the values in this table will be realized.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table shows for the fiscal year ended December 31, 2000 certain information regarding options exercised and held at year-end by the Named Executive Officers:

                                                                         NUMBER OF
                                                                         SECURITIES           VALUE OF
                                                                         UNDERLYING          UNEXERCISED
                                                                        UNEXERCISED         IN-THE-MONEY
                                                                         OPTIONS AT          OPTIONS AT
                                        SHARES                            12/31/00            12/31/00
                                     ACQUIRED ON         VALUE          EXERCISABLE/        EXERCISABLE/
NAME                                 EXERCISE(#)     REALIZED($)(1)   UNEXERCISABLE(#)   UNEXERCISABLE($)(2)
----                                --------------   --------------   ----------------   -------------------
Randall J. Fagundo................        --               --         150,000/125,000          -- / --
W. John Cash......................        --               --          80,000/90,000           -- / --
Robert A. Kaslon..................        --               --           9,300/9,200            -- / --

---------------

(1) Based on the fair market value of the Common Stock as of the date of exercise, minus the exercise price, multiplied by the number of shares acquired.

(2) Based on the fair market value of the Common Stock as of December 31, 2000 of $2.50 per share, minus the exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

CONSULTING AGREEMENT

     The Company entered into a consulting agreement with John A. Sullivan, the non-executive Chairman of the Board of Directors ("Consultant") as of December 1, 2000 (the "Consulting Agreement") to render services to the Company through December 31, 2003. The Consulting Agreement with Mr. Sullivan provides that he will receive compensation of $100,000 as partial consideration for his past services to the Company. Commencing January 1, 2001, Consultant will receive compensation of $100,000 per year for his past and present services through December 31, 2003. Consultant received stock options for 50,000 shares of the Company's Common Stock pursuant to the Company's Directors' Plan, effective November 21, 2000. Such options were granted with an exercise price of $2.625 per share, which was equal to the market price as of the date of grant and were immediately exercisable. If the Consultant is terminated without cause, including after a change of control of the Company, the Company is obligated to pay the Consultant an amount equal to the Consultant's earned compensation plus an amount equal to the remaining amount payable under the Consulting Agreement. The Consulting Agreement also contains confidentiality and noncompete provisions that prohibit the Consultant from soliciting employees of the Company, engaging in business similar to the Company's or disclosing confidential information without the specific authorization of the Company's Board of Directors after the termination of the Consulting Agreement.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with its Chief Executive Officer and President, Randall J. Fagundo and Senior Vice President, Chief Financial Officer, Treasurer and Secretary, W. John Cash, (each an "Executive") as of December 1, 2000 (the "Employment Agreements"). The Employment Agreement with Mr. Fagundo provides that commencing January 1, 2001 he will receive an annual salary of $250,000. Mr. Fagundo's annual salary will be increased to $275,000 on January 1, 2002, and to $300,000 on January 1, 2003. The Employment Agreement with Mr. Cash provides that commencing January 1, 2001 he will receive an annual salary of $150,000. Mr. Fagundo received stock options for 125,000 shares and Mr. Cash received stock options for 50,000 shares of the Company's Common Stock pursuant to the Company's Amended and Restated Stock Option Plan, effective November 21, 2000 with an exercise price of $2.625 per share, which was equal to the market price as of the date of grant and were subject to vesting over a two year period. The Employment Agreements with Mr. Fagundo and Mr. Cash expire on December 31, 2003 and June 30, 2002, respectively. The Employment Agreements also provide that each Executive will be entitled to (i) participate in any employee benefits plans the Company makes available to its other employees and (ii) use of an automobile provided by the Company. Each Employment Agreement also provides that the Company may terminate the Executive's employment at any time for cause and with 90 days written notice without cause. If the Executive is terminated without cause, the Company is obligated to pay the Executive's earned salary plus an amount equal to one times Mr. Fagundo's current salary and one-half of Mr. Cash's current salary. The Employment Agreements also provide that after a change of control of the Company, if the Executive is terminated without cause, if the Company terminates the Executive for good reason or requires the Executive to move outside the Boulder, Colorado area then the Executive will be entitled to receive a cash amount equal to three times and one and one-half times the current annual base salary for Mr. Fagundo and Mr. Cash, respectively. The Employment Agreements also contain confidentiality and noncompete provisions which prohibit the Executives from soliciting employees of the Company, engaging in business similar to the Company's or disclosing confidential information without the specific authorization of the Company's Board of Directors after the termination of the Executive's employment with the Company.

                         REPORT OF THE AUDIT COMMITTEE

     In connection with the December 31, 2000 consolidated financial statements, the audit committee: (1) reviewed and discussed the audited consolidated financial statements with management; (2) discussed with the auditors the matters required by Statement of Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K filed with the SEC.

                            AUDIT COMMITTEE MEMBERS
          Richard P. Bermingham, Bruce W. Krysiak and John A. Sullivan

                    REPORT OF THE COMPENSATION COMMITTEE(1)

THE COMPENSATION COMMITTEE

     The Compensation Committee's stated purpose is to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, administer the Company's Amended and Restated Stock Option Plan, fix the terms of other employee benefit arrangements and make awards under such arrangements. The Compensation Committee is composed of three directors, all of whom have never served as an officer of the Company. The following is a summary of policies of the Compensation Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

     General Compensation Policy. The Compensation Committee's overall policies with respect to executive officers is to offer competitive compensation opportunities for such persons based upon their position and personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer's compensation package is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in similarly sized profitable businesses, (ii) stock-based awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders, and (iii) cash bonuses based upon the Company's achievement of Committee determined EBITDA (measure of operating cash flow which represents operating earnings before interest, taxes, depreciation, amortization and non-cash expenses) goals.

     Factors. Several important factors, such as revenue and EBITDA growth and profitability were considered in establishing the components of each executive officer's compensation package for the 2000 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Compensation Committee may, in its sole discretion, apply entirely different factors, such as different measures of financial performance,

---------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

     Stock-Based Incentive Compensation. The Company adopted the Amended and Restated Stock Option Plan (the "Option Plan") in order to provide equity based performance incentives to its employees. The Option Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to officers and other employees of the Company. The purpose of the Option Plan is to attract, retain and motivate officers and employees. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Option Plan shall be an amount not less than 100% of the fair market value on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options granted to beneficial owners of 10% or more of the Company's outstanding shares shall not be granted at less than 110% of fair market value. The grants are designed to align the interests of the optionees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers of the Company are already significant shareholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

CHIEF EXECUTIVE OFFICER

     In fiscal 2000, Randall J. Fagundo the President and Chief Executive Officer of the Company received total cash payments of $230,733 in salary. The Compensation Committee notes that under the leadership of Mr. Fagundo quality growth in revenue and significant growth in EBITDA was achieved during the period. See "Employment Agreement" for Mr. Fagundo's current compensation arrangement with the Company. The Compensation Committee considers this level of compensation appropriate in light of Mr. Fagundo's leadership of a growth-oriented company, which has experienced increases in fiscal 2000 revenue of 7.7%, as compared to fiscal 1999 and significant increases in 2000 EBITDA of 22.7%, as compared to fiscal 1999.

LIMITATION ON DEDUCTIBILITY

     The Compensation Committee has reviewed the Company's informal compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). At present levels of compensation, these amendments do not limit the deductions to which the Company is entitled and the Compensation Committee has therefore concluded that no changes in the Company's compensation policies as a result of these amendments are appropriate.

SUMMARY

     The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes positively affect shareholder value.

                         COMPENSATION COMMITTEE MEMBERS
          Bruce W. Krysiak, Richard P. Bermingham and John A. Sullivan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Company's compensation committee consists of Messrs. Krysiak, Bermingham and Sullivan. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1995 until December 31, 2000, with the cumulative total return of the NASDAQ Stock Market index and the Russell 2000 index. The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on December 31, 1995 and reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     FOR THE PERIOD ENDED DECEMBER 31, 2000

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------
                       12/31/95    12/96     12/97     12/98     12/99     12/00
---------------------------------------------------------------------------------
 American Coin
  Merchandising,
  Inc.                 $100.00    $81.63    $287.76   $95.92    $44.90    $ 40.82

 NASDAQ Stock Market
  (U.S.)                100.00    123.04    150.69    212.51    394.92     237.62

 Russell 2000           100.00    116.49    142.55    138.92    168.45     147.25


Cumulative Total Return*
  American Coin Merchandising, Inc. ........................   $ 40.82
  NASDAQ Stock Market (U.S.)................................    237.62
  Russell 2000..............................................    147.25

---------------

* Annual return assumes reinvestment of dividends. There were no dividends paid by the Company during the period presented. Cumulative total return assumes an initial investment of $100 on December 31, 1995.

                              CERTAIN TRANSACTIONS

     The Company purchases certain kiddie rides from Theisen Vending, Inc., which is wholly owned by Thomas N. Theisen, the brother of J. Gregory Theisen, one of the Company's directors. The Company purchased approximately $796,000 of kiddie rides and related parts from Theisen Vending, Inc. in the fiscal year ended December 31, 2000.

     On December 1, 2000, the Company entered into a consulting agreement with John A. Sullivan, the non-executive Chairman of the Board, to render services to the Company through December 31, 2003. The consulting agreement provides that Mr. Sullivan will receive compensation of $100,000 per year, (See "Consulting Agreement").

     Management believes the terms of the foregoing transactions were fair to the Company. All future transactions with affiliates will be subject to the approval of the Company's disinterested directors and will be on terms believed by such directors to be no less favorable to the Company than those available from unaffiliated third parties.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            /s/ W. JOHN CASH
                                            W. John Cash
                                            Secretary

Boulder, Colorado
April 6, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Company's independent auditors.

     - Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in the following Charter.

COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

     The Committee shall meet four times a year, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of the groups believe should be discussed privately.

RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports Review

          1. Review and update this Charter periodically, at least annually, as conditions dictate. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

          2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgment. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

          3. Review with financial management and the independent auditors the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Auditors

          4. Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the auditors all-significant relationships the auditors have with the Company to determine the auditors' independence.

          5. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

          6. Periodically consult with the independent auditors out of the presence of management about internal controls and the appropriateness of the organization's financial statements.

  Financial Reporting Processes

          7. In consultation with management and the independent auditors review the integrity of the organization's financial reporting processes, both internal and external. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

          8. Consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

          9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors and management.

  Process Improvement

          10. Establish regular and separate systems of reporting to the Audit Committee by management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

          11. Following the completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          12. Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

          13. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  Legal Compliance

          14. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies, or inquiries received from regulators or governmental agencies.

          15. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements or internal control.

          16. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

OTHER RESPONSIBILITIES

          17. Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

          18. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                       AMERICAN COIN MERCHANDISING, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 8, 2001
                                2:00 P.M. (MDT)

                       AMERICAN COIN MERCHANDISING, INC.
                              5660 CENTRAL AVENUE
                               BOULDER, CO 80301





AMERICAN COIN MERCHANDISING, INC.
5660 CENTRAL AVENUE, BOULDER, CO. 80301                                    PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 8, 2001.

The shares of stock you hold in your account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint John A. Sullivan and W. John Cash, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                                            See reverse for voting instructions.

                                                   o Please detach here o

                                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of directors: 01 John A. Sullivan    04 J. Gregory Theisen     [ ] Vote For             [ ] Vote Withheld
                          02 Randall J. Fagundo  05 Bruce W. Krysiak           all nominees             from all nominees
                          03 Richard D. Jones    06 Richard P. Bermingham      (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,        ------------------------------------------
WRITE THE NUMBER(S) IN THE BOX PROVIDED TO THE RIGHT.)
                                                                               ------------------------------------------

2. To ratify and approve the appointment of KPMG LLP, independent auditors
   of the Company for its fiscal year ending December 31, 2001.            [ ] For          [ ] Against       [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]
Indicate changes below:

                                                                                    Date
                                                                                         -------------------------

                                                                               ------------------------------------------

                                                                               ------------------------------------------

                                                                               Signature(s) in Box

                                                                               Please sign exactly as your name(s) appear on
                                                                               Proxy. If held in joint tenancy, all persons
                                                                               must sign. Trustees, administrators, etc.
                                                                               should include title and authority.
                                                                               Corporations should provide full name of
                                                                               corporation and title of authorized officer
                                                                               signing the proxy.